Exhibit 10.1

CREDIT AGREEMENT

by and between

SOUTHWEST IOWA RENEWABLE ENERGY, LLC

as Company,

FARM CREDIT SERVICES OF AMERICA, FLCA

as Lender

and

COBANK, ACB

as Cash Management Provider and Agent

Dated as of June 24, 2014

i

	6.11	Updates to Schedules.	17
	6.12	Additional Items.	18
	6.13	Collateral Assignment of Anticipated Agreement.	18
	6.14	Further Assurances.	18
ARTICLE 7	Negative Covenants.		18
	7.1	Indebtedness.	18
	7.2	Liens.	19
	7.3	Guaranties.	19
	7.4	Loans and Investments.	20
	7.5	Liquidations; Mergers; Consolidations; Acquisitions.	20
	7.6	Dispositions of Assets or Subsidiaries.	20
	7.7	Dividends and Related Distributions / Payments on Certain Indebtedness	20
	7.8	Affiliate Transactions.	21
	7.9	Subsidiaries; Partnerships; and Joint Ventures.	21
	7.10	Continuation of or Change in Business.	21
	7.11	Fiscal Year.	21
	7.12	Issuance of Stock.	21
	7.13	Changes in Organizational Documents or Risk Management Policy of the Company	21
	7.14	Anti-Terrorism Laws.	21
	7.15	Operating Leases.	22
	7.16	Repurchase Agreements.	22
ARTICLE 8	Financial Covenants.		22
	8.1	Working Capital.	22
	8.2	Local Net Worth.	22
	8.3	Debt Service Coverage Ratio.	22
ARTICLE 9	Default.		22
	9.1	Events of Default.	22
	9.2	Remedies.	24
ARTICLE 10	Agent.		25
	10.1	Appointment, Powers and Immunities of Agent.	25
	10.2	Reliance by Agent.	25
	10.3	Defaults	25
	10.4	Indemnification of Agent.	25
	10.5	Non-Reliance on Agent.	26
	10.6	Failure of Agent to Act.	26
	10.7	Resignation of Agent.	26
	10.8	Amendments Concerning Agency Function.	27
	10.9	Liability of Agent.	27
	10.10	Transfer of Agency Function.	27
	10.11	Non-Receipt of Funds by Agent.	27
	10.12	Security Interests.	27
ARTICLE 11	Miscellaneous.		28
	11.1	Amendments; Waivers; Severability.	28
	11.2	Expenses; Indemnity; Damage Waiver.	28

11.3	Holidays.	29
11.4	Notices; Effectiveness; Electronic Communication.	29
11.5	Duration; Survival.	30
11.6	Successors and Assigns; Participations.	30
11.7	Confidentiality.	30
11.8	Counterparts; Integration; Effectiveness.	31
11.9	Governing Law.	32
11.10	SUBMISSION TO JURISDICTION; SERVICE OF PROCESS; VENUE; WAIVER OF JURY TRIAL	32
11.11	USA Patriot Act Notice.	32

ANNEXES, SCHEDULES AND EXHIBITS

Annex A	-	Definitions and Rules of Construction

Annex B	-	Real Property Collateral

Schedule 5.2	-	Subsidiaries
Schedule 6.12(b)	-	Collateral Assignments of Material Agreements
Schedule 7.1(e)	-	Existing Indebtedness of the Company
Schedule 7.2(j)	-	Existing Liens of the Company

Exhibit A	-	Form of Term Note
Exhibit B	-	Form of Revolving Term Note
Exhibit C	-	Form of Compliance Certificate

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as amended, restated, modified or supplemented from time to time, the “Agreement”) is dated as of June 24, 2014, and is entered into by and between SOUTHWEST IOWA RENEWABLE ENERGY, LLC, a limited liability company organized and existing under the laws of Iowa (“Company”), FARM CREDIT SERVICES OF AMERICA, FLCA, a federally-chartered instrumentality of the United States (“Lender”), and COBANK, ACB, a federally-chartered instrumentality of the United States (“Cash Management Provider” or “Agent”).

Upon the request of the Company, Lender has agreed to provide the Company with the credit facilities described below and Cash Management Provider has agreed to provide the other financial accommodations described below.  In consideration thereof and of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Lender, Cash Management Provider and Agent hereby agree as follows:

ARTICLE 1                      Certain Definitions and Rules of Construction.

In addition to definitions established elsewhere in this Agreement, certain capitalized words and terms used in this Agreement are defined in Annex A to this Agreement, which is incorporated herein by reference and made a part hereof.  In addition, Annex A sets forth the rules of construction and certain accounting principles applicable to this Agreement.

ARTICLE 2                      The Credit Facilities.

Subject to the terms and conditions of this Agreement and relying on the representations and warranties set forth herein, Lender hereby establishes in favor of the Company the credit facilities, loans, and other financial accommodations described below (collectively, the “Facilities”).  The Facilities shall be subject to and governed and secured by the terms and conditions contained in this Agreement, the Notes, and the other Loan Documents.  The terms of each Note shall set forth the amount and duration of each Facility, the interest thereon, the fees applicable thereto, and the purpose thereof, as well as any other terms and conditions Agent may elect to set forth therein, and the Company shall be subject thereto.

2.1           The Term Loan.

Lender agrees to make a term loan to the Company in a principal amount not to exceed the Term Loan Amount set forth in the Term Note (the “Term Loan”) upon the request of the Company made in accordance with the terms of the Term Note and this Agreement; provided, however, that the Term Loan shall be made in a single advance on or before the Term Loan Availability Expiration Date.

(a)           The Term Note.  The Term Loan shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit A hereto and otherwise in form and substance satisfactory to Agent, payable to the order of Lender (as amended, restated, modified, supplemented, replaced, refinanced or renewed from time to time, the “Term Note”).  The terms and provisions of the Term Note are incorporated herein by reference and made a part hereof.  In the event of irreconcilable inconsistency between the terms hereof and the terms of the Term Note, the terms of the Term Note shall control.

(b)           Payments.  All principal, interest and fees outstanding under the Term Loan shall be due and payable pursuant to the Term Note except to the extent otherwise provided for in this Agreement.

2.2           The Revolving Term Loan.

Lender hereby establishes in favor of the Company a revolving term credit facility as described below (the “Revolving Term Facility”).

(a)           Loans; Limitations.  Subject to the terms and conditions of this Agreement, the Revolving Term Note and the other Loan Documents, prior to the Revolving Term Facility Expiration Date, upon the request of the Company, Lender shall make loans to the Company under the Revolving Term Facility (each, a “Revolving Term Loan”); provided, that in no event shall Lender be obligated to make a Revolving Term Loan that, when added to the then-current Revolving Term Facility Usage, would exceed at any time the Revolving Term Commitment.  Within such limits and subject to the other terms and conditions of this Agreement and the other Loan Documents, the Company may borrow, repay, and reborrow under the Revolving Term Facility.

(b)           Revolving Term Note.  Amounts owed under the Revolving Term Facility shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit B hereto and otherwise in form and substance satisfactory to Agent, payable to the order of Lender (as amended, restated, modified, supplemented, replaced, refinanced or renewed from time to time, the “Revolving Term Note”).  The terms and provisions of the Revolving Term Note are incorporated herein by reference and made a part hereof.  In the event of irreconcilable inconsistency between the terms hereof and the terms of the Revolving Term Note, the terms of the Revolving Term Note shall control.

(c)           Payment Dates.  All principal, interest and fees outstanding under the Revolving Term Facility shall be due and payable pursuant to the Revolving Term Note except to the extent otherwise provided for in this Agreement.

(d)           Protective Advances.  Lender is authorized by the Company (but shall have absolutely no obligation to), from time to time in Lender’s sole discretion, to make Revolving Term Loans to or on behalf of the Company that Lender and Agent deem necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Company pursuant to the terms of this Agreement, including payments of reimbursable expenses (including reasonable costs, fees, and expenses as described in Section 11.2) and other sums payable under the Loan Documents (any of such Revolving Term Loans are herein referred to as “Protective Advances”).  Protective Advances may be made even if the conditions precedent set forth in Section 4.2 have not been satisfied.  The Protective Advances shall be secured by the Collateral and shall constitute Obligations hereunder.  All Protective Advances shall be Libor Index Rate Loans.

(e)           Cash Management Arrangements.  The Company and Cash Management Provider may enter into a CoBank Cash Management Agreement providing for the automatic advance by Cash Management Provider of Revolving Term Loans under the conditions set forth in such agreement, which conditions shall be in addition to the conditions set forth herein.

2.3           Availability and Payments Generally.

(a)           Availability.  Loans and advances will be made available by wire transfer of immediately available funds to such account or accounts as may be authorized or directed by the Company on forms supplied or approved by Agent.  Agent shall be entitled to rely on (and shall incur no liability to the Company in acting on) any request, delegation or direction furnished by the Company in accordance with the terms of this Agreement, any Note, a Delegation Form or any other Loan Document.

(b)           Payments Generally.  All payments and prepayments to be made in respect of the Obligations shall be payable prior to 3:00 p.m. (Mountain time) on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments or prepayments of Obligations shall be made (i) by wire transfer of immediately available funds to ABA No. 307088754 for advice to and credit of Agent for the account of Lender (or to such other account as Agent may direct by written notice) or (ii) by check or ACH transfer, to Agent for the account of Lender at its office located at 5500 S. Quebec Street, Greenwood Village, Colorado 80111 (or at such other place of payment designated by Agent to the Company) in U.S. dollars and in immediately available funds.  In the event that any payment on any Obligation is made by check by the Company, credit for payment by check shall be given as of the Business Day on which Agent receives the check at the address designated by Agent from time to time for delivery of payments by check.  All notices by the Company to Agent of payment or prepayment shall be irrevocable.  Agent’s statement of account, ledger, or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal, interest, and other Obligations owing under this Agreement, the Notes, and the other Loan Documents and shall be deemed an “account stated.”  Any payment received by Agent after 3:00 p.m. (Mountain time) shall be deemed received by Agent on the next succeeding Business Day.  All payments hereunder and under any Note, including all amounts designated as principal prepayments, shall be credited first to interest, costs, and lawful charges then accrued and the remainder to principal as provided herein or in any applicable Note or otherwise as Agent in its sole discretion may determine.

2.4           Interest Payment Dates.

Interest on principal amounts subject to the Quoted Rate Option or LIBOR Index Option shall be: (a) calculated monthly in arrears as of the last day of each month and on the final maturity date of the Loans; and (b) due and payable monthly in arrears on the twentieth (20th) day of the following month (or on such other day in such month as Agent shall require in a written notice to the Company) and at maturity (whether at stated maturity, by acceleration or otherwise) and after maturity on demand, and on the date of any payment or prepayment of any principal amount on the amount paid.  Interest on Loans to which the LIBOR Option applies shall be due and payable in arrears on the last day of each Interest Period for such Loans and, in the case of Interest Periods of greater than three months, interest shall be paid on the date that is the three-month anniversary of the first day of such Interest Period and on the last day of such Interest Period, commencing on the first such date to occur after the date hereof, and at maturity (whether at stated maturity, by acceleration or otherwise), after maturity on demand, and on the date of any payment or prepayment of any such Loan on the amount paid.  Interest based on the Quoted Rate Option, LIBOR Option, or LIBOR Index Option will be calculated in each case on the basis of the actual number of days elapsed in a year of 360 days.

2.5           Interest After Default.

To the extent permitted by Law and notwithstanding any other term or condition of this Agreement, any Note or any other Loan Document, upon the occurrence of an Event of Default and until the time such Event of Default shall have been cured or waived in writing by Agent on behalf of Lender: (a) each Loan outstanding hereunder shall bear interest at a rate per annum equal to the sum of (i) the rate of interest that would otherwise be applicable pursuant to each Note or this Agreement plus (ii) an additional 4.0% per annum; (b) all fees otherwise applicable pursuant to this Agreement, any Note or any other Loan Document shall be increased by an additional 4.0% per annum; (c) each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of (i) the rate of interest applicable under the LIBOR Index Option plus (ii) an additional 4.0% per annum from the time such Obligation becomes due and payable and until it is paid in full; and (d) the Company acknowledges that the increase in rates referred to in this paragraph reflects, among other things, the fact that the Loans outstanding and other Obligations have become a substantially greater risk given their default status and that Lender is entitled to additional compensation for such risk.  All such interest shall be payable by the Company upon demand by Agent.

2.6           Right to Prepay.

The Company shall have the right at its option from time to time to prepay any of the Loans in whole or in part without premium or penalty, except as may be otherwise set forth in a Note and except as provided in Sections 3.1, 3.4 and 11.2; provided, that the Company agrees, upon any prepayment of the Loans or reduction or termination of the Revolving Term Commitment prior to July 1, 2016 in connection with third party financing received by the Company, to pay Agent for the account of Lender a prepayment penalty equal to 2.0% of the amount of such prepayment, reduction or termination.  Whenever the Company desires to prepay all or any part of the Loans, it shall provide a prepayment notice to Agent by 1:00 p.m. (Mountain time) at least three (3) Business Days prior to the date of prepayment of any Loans to which the LIBOR Option or the Quoted Rate Option applies and by 1:00 p.m. (Mountain time) on the same Business Day of prepayment of any Loans to which the LIBOR Index Option applies, setting forth in each case the following information: (a) the date, which shall be a Business Day, on which the proposed prepayment is to be made; (b) a statement indicating the application of the prepayment between the various Facilities (if more than one hereunder); (c) a statement indicating the application of the prepayment among Loans to which the Quoted Rate Option applies, Loans to which the LIBOR Index Option applies and Loans to which the LIBOR Option applies; and (d) the principal amount of such prepayment, which shall be in the minimum principal amount of the lesser of (i) $100,000 for each Loan or (ii) the then outstanding amount of the Loan being prepaid.

Unless otherwise agreed to by Agent, all prepayment notices shall be irrevocable.  The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the LIBOR Index Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.  If a Term Loan is included among the Facilities, all prepayments made under any Term Loan shall be applied (a) first, to the unpaid installments of principal thereunder scheduled to be paid within 365 days after such prepayment, in the order of scheduled maturities, and (b) second, to the unpaid installments of principal thereunder scheduled to be paid 366 days or more after such prepayment, in the inverse order of scheduled maturities.  Except as otherwise provided in this Agreement or a Note, if the Company prepays a Loan but fails to specify the applicable Loan which the Company is prepaying, the prepayment shall be applied (i) first to Loans made under the Revolving Term Facility, and then to the Term Loan; and (ii) after giving effect to the allocations in clause (i) above and in the preceding sentence, first to Loans to which the LIBOR Index Option applies, then to Loans to which the LIBOR Option applies and then to Loans to which the Quoted Rate Option applies.  Any prepayment of a Loan under the LIBOR Option or the Quoted Rate Option shall be subject to the Company’s obligation to indemnify Lender for break funding damages and costs to the extent provided in Section 3.4.

2.7           Failure to Select Interest Rate Options.

If the Company fails to select a new Interest Period to apply to any Loans under the LIBOR Option under any Note at the expiration of an existing Interest Period applicable to such Loan in accordance with the provisions of such Note, the Company shall be deemed to have converted each such Loan to the LIBOR Index Option under such Note, commencing upon the last day of the existing Interest Period.

2.8           Administrative Fee.

The Company shall pay Agent an administrative fee of $12,500 on the Closing Date and on each July 1 thereafter, commencing on July 1, 2015.  Any such fees shall be fully earned when paid and shall not be refundable for any reason.

ARTICLE 3                      Increased Costs; Taxes; Illegality; Indemnity.

3.1           Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lending Party (except any reserve requirement reflected in the calculation of the LIBOR Rate);

(ii)           subject any Lending Party to any Taxes of any kind whatsoever with respect to this Agreement, any Note, or any other Loan Document, or any Loan hereunder or any other Obligation, or change the basis of taxation of payments to a Lending Party in respect thereof (except for Indemnified Taxes or Other Taxes covered below and the imposition of, or any change in the rate of, any Excluded Tax payable by a Lending Party); or

(iii)           impose on any Lending Party or the London interbank market any other condition, cost, or expense (other than Taxes) affecting this Agreement, any Note, or any other Loan Document, or any Loan made by Lender;

and the result of any of the foregoing shall be to increase the cost to Lender or any other Lending Party of making or maintaining any Loan under the LIBOR Option (or of maintaining Lender’s obligation to make any such Loan), or to reduce the amount of any sum received or receivable by any Lending Party hereunder (whether of principal, interest or any other amount) then, upon request of Agent, the Company will pay to Agent for the account of each applicable Lending Party such additional amount or amounts as will compensate such a Lending Party for such additional costs incurred or reduction suffered.

(b)           Certificates for Reimbursement.  A certificate of Agent setting forth the amount or amounts necessary to compensate each Lending Party as specified in this Section 3.1 and delivered to the Company shall be conclusive absent manifest error.  The Company shall pay Agent for the account of each applicable Lending Party the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(c)           Delay in Requests.  Failure or delay on the part of Agent to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of any Lending Party’s right to demand such compensation; provided that the Company shall not be required to compensate a Lending Party pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than 180 days prior to the date that Agent notifies the Company of the Change in Law giving rise to such increased costs or reductions or of Agent’s intention to claim compensation therefor on behalf of the applicable Lending Party (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

3.2           Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any Obligation of the Company hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of Agent) requires the deduction or withholding by Agent of any Tax from any such payment, then Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.2) Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes by the Company.  Without limiting the provisions of the foregoing clause (a) directly above, the Company shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Indemnification by the Company.  The Company shall indemnify each Lending Party, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by such Lending Party or required to be withheld or deducted from a payment to a Lending Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered by Agent to the Company shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Taxes by the Company to an Official Body, the Company shall deliver to Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)           Treatment of Certain Refunds.  If a Lending Party determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts to Agent pursuant to this Section 3.2, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company to Agent under this Section 3.2 with respect to the Taxes giving rise to such refund), net of all expenses (including Taxes) of such Lending Party, and without interest (other than any interest paid by the relevant Official Body to Agent with respect to such refund).  The Company, upon request of Agent, shall repay to Agent for the account of the applicable Lending Party any amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event such Lending Party is required to repay such refund to such Official Body.  Notwithstanding anything to the contrary in this paragraph, in no event will any Lending Party be required to pay any amount to the Company pursuant to this paragraph, the payment of which would place such Lending Party in a less favorable net after-Tax position than it would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any Lending Party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other person or entity.

3.3           LIBOR Rate Unascertainable; Illegality.

(a)           Unascertainable.  If, on any date on which a LIBOR Rate or LIBOR Index Rate would otherwise be determined, Agent shall have determined that:

(i)           adequate and reasonable means do not exist for ascertaining such LIBOR Rate or LIBOR Index Rate, or

(ii)           a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate or LIBOR Index Rate,

then in either case Lender shall have the rights specified in Section 3.3(c).

(b)           Illegality.  If at any time Agent shall have determined that the making, maintenance or funding of any Loan to which the LIBOR Option applies has been made impracticable or unlawful by compliance by Agent in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), then Agent shall have the rights specified in Section 3.3(c).

(c)           Lender and Agent’s Rights.  In the case of an event specified in Section 3.3(a) or 3.3(b), Agent shall so notify the Company thereof, and in the case of an event specified in Section 3.3(b), such notice shall describe the specific circumstances of such event.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of Lender to allow the Company to select, convert to or renew a LIBOR Option or LIBOR Index Option shall be suspended until Agent shall have later notified the Company of Agent’s determination that the circumstances giving rise to such previous determination no longer exist.  If at any time Agent makes a determination under Section 3.3(a) and the Company has previously notified Agent of its selection of, conversion to or renewal of a LIBOR Option or LIBOR Index Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Quoted Rate Option with respect to such Loans.  If Agent notifies the Company of a determination under Section 3.3(b), the Company shall, subject to the Company’s indemnification Obligations under Section 3.4, as to any Loan of the Company to which a LIBOR Option or LIBOR Index Option applies, as applicable, on the date specified in such notice either convert such Loan to the Quoted Rate Option with respect to such Loan or prepay such Loan in accordance with Section 2.6.  Absent due notice from the Company of conversion or prepayment, such Loan shall automatically be converted to the Quoted Rate Option with respect to such Loan upon such specified date.

3.4           Indemnity.

(a)           The Company hereby agrees that upon demand by Agent, the Company will indemnify Lender against any loss or expense that Lender may have sustained or incurred (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain LIBOR Option or Quoted Rate Option Loans) or that Lender may be deemed to have sustained or incurred, as reasonably determined by Agent, (a) as a consequence of any failure by the Company to make any payment when due of any amount due hereunder in connection with any LIBOR Option or Quoted Rate Option Loans, (b) due to any failure of the Company to borrow or convert any Quoted Rate Option Loans on a date specified therefor in a notice thereof, or (c) due to any payment or prepayment of any LIBOR Option or Quoted Rate Option Loans on a date other than the last day of the applicable Interest Period or period of such Quoted Rate for such LIBOR Option or Quoted Rate Option Loan, as the case may be.  For this purpose, all Loan Requests shall be deemed to be irrevocable.  Notwithstanding the foregoing, in the event of a conflict between the provisions of this Section 3.4 and of the broken funding charge section of a forward fix agreement between Lender and the Company, the provisions of the forward fix agreement shall control.

ARTICLE 4                      Conditions Precedent.

The obligation of Lender to provide any Facility or to make, issue, renew, or convert any Loan under this Agreement, any Note or any other Loan Document is subject to the ongoing performance by the Company of its obligations to be performed under this Agreement, the Notes, and each other Loan Document and to the satisfaction of all conditions set forth in this Agreement, the Notes, and each other Loan Document, including the following conditions:

4.1           Initial Loans.

(a)           Deliveries.  No later than the Closing Date (or such later date as Agent shall specify in its sole discretion), Agent shall have received each of the following (which, in the case of instruments and documents, must (unless otherwise stated below) be originals, duly executed, and in form and substance satisfactory to Agent):

(i)           This Agreement and the Notes duly executed by an Authorized Officer of the Company;

(ii)           A Delegation Form;

(iii)           (A) all resolutions and other corporate or other organizational action taken by the Company in connection with this Agreement and the other Loan Documents; (B) the names and titles of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (C) copies of the Organizational Documents of the Company as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of the Company in each state where organized or qualified to do business;

(iv)           A security agreement duly executed by an Authorized Officer of the Company granting to Agent, for the benefit of the Lending Parties, a first priority Lien, subject only to Permitted Liens, on all Personal Property Collateral of the Company, whether now owned or hereafter acquired, and a UCC-1 Financing Statement;

(v)           Evidence, including a Lien search in acceptable scope from a provider satisfactory to Agent, that the security interests in and Liens on the Collateral are valid, enforceable, and properly perfected in a manner acceptable to Agent and prior to all other Liens (other than Permitted Liens);

(vi)           An executed landlord’s waiver or other lien waiver agreement from the lessor, warehouse operator, or other applicable Person for each Collateral location as required under or in connection with any security agreement;

(vii)           A mortgage or deed of trust in recordable form and duly executed by an Authorized Officer of the Company, in a face amount of no less than $132,000,000, granting to Lender a first priority Lien (subject only to Permitted Liens) on the Real Property Collateral;

(viii)           A commitment to issue an ALTA lender’s title insurance policy, in a form and from a title insurance company acceptable to Agent, in a face amount of no less than $66,000,000, insuring Lender’s first priority Lien on the Real Property Collateral, with only such exceptions as may be approved by Agent, together with such endorsements as Agent may require (the “Title Policy”);

(ix)           An appraisal of the Real Property Collateral which indicates that the Real Property Collateral has an appraised value of $110,000,000 or more and which is otherwise satisfactory to Agent;

(x)           A survey of the Real Property Collateral satisfactory to Agent, with identification of each item with the corresponding exception number from the Title Policy, together with a certificate of the surveyor or other Person acceptable to Agent that the Real Property Collateral is or is not, as the case may be, in a special flood hazard area for purposes of the National Flood Insurance Program;

(xi)           A subordination agreement duly executed by Bunge and ICM containing, among other things, subordination provisions related to the Subordinated Debt;

(xii)           Evidence that the Company has taken all actions required under the Flood Laws or requested by Agent to assist in ensuring that Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address or GPS coordinates of each structure on any real property that will be subject to mortgages or deeds of trust, and to the extent required under Section 6.6, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral;

(xiii)           A written opinion of counsel for the Company, dated no later than the Closing Date, in form and substance and from counsel reasonably satisfactory to Agent;

(xiv)           Evidence that adequate insurance, including flood insurance on any Real Property Collateral, if applicable, required to be maintained under this Agreement or any other Loan Document is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to Agent and counsel (retained, engaged or employed by Agent) naming Agent, for the benefit of the Lending Parties, as additional insured, mortgagee and lender loss payee;

(xv)           A duly completed Compliance Certificate in form and substance satisfactory to Agent, as of May 31, 2014, signed by an Authorized Officer of the Company, together with (A) the financial statements required by Section 6.1(a) for the month ended May 31, 2014 and (B) a balance sheet for the month ended May 31, 2014, prepared on a pro forma basis which gives effect to the consummation of the transactions contemplated by this Agreement, any dividends or other distributions contemplated to be made with the proceeds of the Loans and any principal or interest payments on the Subordinated Debt contemplated to be made with the proceeds of the Loans, in each case, as of May 31, 2014.  The Compliance Certificate submitted to Agent pursuant to this Section 4.1(a)(xv) may be based upon the information set forth in the pro forma balance sheet required under clause (B) above;

(xvi)           Evidence of filing of all Official Body consents, approvals and filings, and all material third party consents and approvals required to effectuate the transactions contemplated hereby;

(xvii)           A Phase I environmental assessment of the Real Property Collateral performed by an environmental assessment firm satisfactory to Agent or other environmental assessments and due diligence satisfactory to Agent;

(xviii)           Evidence of compliance with Section 6.2 and a favorable determination of eligibility of the Company to borrow from Lender;

(xix)           A payoff letter from AgStar Financial Services, PCA confirming the amount required to pay off all Indebtedness owing to such lender by the Company and confirming the discharge, release and termination of all Liens on the property of the Company upon receipt of such payoff amount;

(xx)           Evidence that the applicable maturity dates for the Subordinated Debt have been extended to July 1, 2023 or later;

(xxi)           A copy of the Risk Management Policy of the Company; and

(xxii)           All other Loan Documents as Agent or its counsel may request in connection with this Agreement or any of the foregoing documents, instruments, or agreements.

(b)           Payment of Fees.  The Company shall have paid all fees and expenses of Agent and the Lending Parties, if any, payable on or before the Closing Date as required by this Agreement or any other Loan Document.

4.2           Each Loan.

At the time of the making of any Loan (including the initial Loan) and after giving effect to each such proposed extension(s) of credit, the Company hereby certifies to Agent and

Lender that at such time (and each request by the Company for a Loan is hereby deemed to be such certification):

(a)           the representations and warranties of the Company contained in this Agreement and the other Loan Documents are true and correct;

(b)           no Event of Default or Default has occurred and is continuing;

(c)           the making of the Loan does not contravene any Law applicable to Agent, any Lending Party, the Company or any Subsidiary of the Company;

(d)           no Material Adverse Change has occurred since the date of the last audited financial statements of the Company delivered to Agent;

(e)           the Company has satisfied any other conditions precedent set forth in each applicable Loan Document; and

(f)            the Company has delivered to Agent a duly executed and completed Loan Request.

ARTICLE 5           Representations and Warranties.

The Company represents and warrants to Agent and each of the Lending Parties, as of the date of this Agreement and as of the making of any Loan, as follows:

5.1           Compliance with Loan Documents.

The Company is in compliance with all of the terms of this Agreement and the other Loan Documents, and no Event of Default or Default exists.

5.2           Subsidiaries.

The Company has no Subsidiaries other than those which are set forth on Schedule 5.2, and all information provided on Schedule 5.2 is complete, true and correct.  All stock and other equity interests in the Company and in each Subsidiary are owned free and clear of all Liens other than Permitted Liens.  The stock or other equity interests of each Subsidiary of the Company has been duly authorized and validly issued and is fully paid and non-assessable.

5.3           Organization; Compliance with Law; Ownership; Investment Companies.

(a)           The Company and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it conducts or proposes to conduct, and (iii) is duly qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it makes such qualification necessary.

(b)           The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws.

(c)           The Company and each of its Subsidiaries (i) has good and marketable title to or a valid leasehold interest in all of its properties, assets, and other rights it purports to own, free and clear of all Liens except Permitted Liens and (ii) owns or possesses all material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits, and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted, without known, possible, alleged, or actual conflict with the rights of others.  Neither the Company nor any of its Subsidiaries is an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.4           Power and Authority; Binding and Enforceable Agreement.

(a)           The Company has full limited liability company power to enter into, execute, deliver, carry out, incur the indebtedness contemplated by, and perform its Obligations under, the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

(b)           This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by an Authorized Officer on behalf of the Company, to the extent it is a party thereto, and (ii) constitutes the legal, valid, and binding obligations of the Company, to the extent it is a party thereto, enforceable against the Company in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, or similar laws or equitable principles affecting creditors’ rights generally.

(c)           There exist no claims, deductions, defenses, or set-offs of any nature against any amount due or to become due under any Note or other Loan Document.

5.5           Historical Financial Statements; Solvency.

The Company has delivered to Agent copies of its audited consolidated and consolidating, as applicable, year-end financial statements for and as of the end of the fiscal year ended September 30, 2013, together with copies of its unaudited consolidated and consolidating, as applicable, interim financial statements for the fiscal year to date and as of the month ended May 31, 2014 (all such annual and interim statements being collectively referred to as the “Statements”).  The Statements were compiled from the books and records maintained by the Company’s management, are correct and complete and fairly represent the consolidated financial condition of the Company and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year end audit adjustments.  Neither the Company nor any Subsidiary of the Company has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Company or any Subsidiary of the Company which may cause a Material Adverse Change.  Since September 30, 2013, no Material Adverse Change has occurred.  Before and after giving effect to the Loans made by Lender hereunder and under each Note, the Company is solvent.

5.6           Litigation.

There are no actions, suits, proceedings, or investigations pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary of the Company at law or in equity which individually or in the aggregate may result in any Material Adverse Change.  Neither the Company nor any Subsidiary of the Company is in violation of any order, writ, injunction, or decree of any Official Body which may result in any Material Adverse Change.

5.7           Taxes.

All federal, state, local, and other tax returns required to have been filed with respect to the Company and its Subsidiaries have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments, and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments, or other governmental charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

5.8           Margin Stock.

No part of the proceeds of any Loan made by Lender has been or will be used, whether directly or indirectly, for any purpose that has resulted or will result in a violation of Regulation U or X of the Board of Governors of the Federal Reserve System.

5.9           No Conflict; Etc.

The execution, delivery, or performance of any Loan Document by the Company will not conflict with, constitute a default under or result in any breach of (a) the terms and conditions of any certificate or articles of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement, or other Organizational Documents of the Company or (b) any Law or any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien whatsoever upon any property (now or hereafter acquired) of the Company or any of its Subsidiaries (other than Liens granted under the Loan Documents).  There is no default under any such material agreement (referred to above) and neither the Company nor any Subsidiary of the Company is bound by any contractual obligation, or subject to any restriction in any Organizational Document, or any requirement of Law which could result in a Material Adverse Change.  No consent, approval, exemption, order, or authorization of, or registration or filing with, any Official Body or any other Person is required by any Law or any agreement or Organizational Document in connection with the execution, delivery, or performance of any Loan Document.  The proceeds of each Loan made by Lender shall be used for the purposes set forth in the applicable Note and as permitted by applicable Law.

5.10           Full Disclosure; Application is True and Correct.

No Loan Document nor any other certificate, statement, agreement, or document furnished to Agent or any Lending Party in connection with this Agreement or any other Loan Document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  The Company is not aware of any Material Adverse Change which has not been disclosed in writing to Agent.  All representations and warranties set forth in the New Borrower Application for Credit (Cooperatives) given at any time and from time to time by the Company to Agent are and remain true and correct, except to the extent corrected or supplemented by this Agreement and the Schedules hereto.

5.11           Insurance.

(a)           The properties of the Company and of each of its Subsidiaries are insured pursuant to policies and other bonds that are valid and in full force and effect and that provide coverage meeting the requirements of Section 6.6.

(b)           The Company, to the extent required under the Flood Laws, has obtained flood insurance for such structures and contents constituting Collateral located in a flood hazard zone pursuant to policies that are valid and in full force and effect and which provide coverage meeting the requirements of Section 6.6.

5.12           Environmental Matters.

(a)           The facilities and properties currently or formerly owned, leased or operated by the Company (the “Properties”) do not contain any Hazardous Materials attributable to the Company’s ownership, lease or operation of the Properties in amounts or concentrations or stored or utilized which (i) constitute or constituted a violation of Environmental Laws, or (ii) could reasonably be expected to give rise to any Environmental Liability;

(b)           The Company has not received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to their activities at any of the Properties or the business operated by the Company (the “Business”), or any prior business for which the Company has retained liability under any Environmental Law;

(c)           Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to any Environmental Liability for the Company, nor have any Hazardous Materials been generated, treated, stored or disposed of by or on behalf of the Company at, on or under any of the Properties in violation of Environmental Laws, or in a manner that could reasonably be expected to give rise to, Environmental Liability; and

(d)           The Company and each of its Subsidiaries is and has been in compliance with applicable Environmental Laws.

5.13           ERISA.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws.  The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan for the applicable plan year); (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

ARTICLE 6           Affirmative Covenants.

The Company covenants and agrees that until Payment In Full, the Company shall be in compliance at all times with the following covenants:

6.1           Reporting Requirements.

The Company shall furnish or cause to be furnished to Agent:

(a)           Monthly Financial Statements.  As soon as available and in any event within thirty (30) days after the end of each month, financial statements of the Company and its Consolidated Subsidiaries, if any, consisting of a consolidated and consolidating balance sheet as of the end of each such month and related consolidated and consolidating statements of income for the month then ended and the fiscal year through that date, and such other interim statements as Agent may specifically request, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President, Chief Financial Officer, Controller or comparable Authorized Officer of the Company as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

(b)           Annual Financial Statements.  As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, financial statements of the Company and its Consolidated Subsidiaries, if any, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of income and cash flows for the fiscal year then ended and all notes and schedules relating thereto, all prepared in accordance with GAAP and in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and audited by independent certified public accountants of nationally-recognized or industry-accepted standing and otherwise satisfactory to Agent.  The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur), shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement, or duty of the Company under any of the Loan Documents and shall otherwise be satisfactory to Agent.

(c)           Certificate of the Company.  Together with each set of financial statements furnished to Agent pursuant to clauses (a) and (b) directly above, a certificate of the Company, substantially in the form of Exhibit C hereto and otherwise in form and content acceptable to Agent, signed by an Authorized Officer (i) setting forth calculations showing compliance with each of the financial covenants set forth in Article 8 as of the end of the period for which such statements are being furnished and (ii) certifying that no Event of Default or Default has occurred during the period covered by such financial statements or, if an Event of Default or Default has occurred, a description thereof and all actions taken or to be taken to remedy same (a “Compliance Certificate”).

(d)           Notices.

(i)           Material Adverse Change; Default.  Promptly after any officer of the Company has learned of the occurrence of a Material Adverse Change or an Event of Default or Default, notice of such Material Adverse Change or Event of Default or Default and the action which the Company proposes to take with respect thereto.

(ii)           Litigation.  Promptly after the commencement thereof, notice of all actions, suits, proceedings, or investigations before or by any Official Body or any other Person against the Company or any Subsidiary of the Company which relates to any Collateral or which, if adversely determined, could constitute an Event of Default, Default, or Material Adverse Change.

(iii)           Environmental Litigation, Etc.  Promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require the Company or any Subsidiary to undertake or to contribute to a cleanup or other response under Environmental Laws, or which seeks penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such Environmental Laws, or which claim personal injury or property damage to any person as a result of Hazardous Materials.

(iv)           Erroneous Financial Information.  Immediately in the event that the Company or its accountants conclude or advise that any previously issued financial statement, audit report, or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance, notice of the same.

(v)           Ethanol or Distillers Grain Marketers.  Promptly after the occurrence thereof, notice of (A) any change in the marketers used by the Company for ethanol or distillers grain and (B) the entry into any agreement or other contract, or any amendment, restatement or other modification thereof, by the Company related to the marketing of ethanol or distillers grain, together with a duly executed copy thereof.

(vi)           ERISA Event.  Immediately upon the occurrence of any ERISA Event, notice of the same.

(vii)           Other Reports.  Promptly upon their becoming available to the Company (but in any event within the time period (if any) specified therefor below), and each in form and substance satisfactory to Agent:

(1)           Management Letters.  Any reports including management letters submitted to the Company by independent accountants in connection with any annual, interim, or special audit, to be supplied not later than 30 days after receipt by the Company thereof; and

(2)           SEC Reports; Shareholder Communications.  To the extent the Company is or becomes an SEC reporting company, reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses and other shareholder communications, filed by the Company with the Securities and Exchange Commission to be supplied not later than 30 days after the date of such filing; and

(3)           Other Information.  Such other reports and information as Agent may from time to time reasonably request.

6.2           Lender Equity; Patronage; Statutory Lien.

(a)           Lender Equity.  So long as Lender is a lender hereunder, the Company will acquire equity in Lender in such amounts and at such times as Lender may require in accordance with Lender’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Company may be required to purchase in Lender in connection with the Loans and other financial accommodations made hereunder by Lender may not exceed the maximum amount permitted by the Bylaws and the Capital Plan at the time this Agreement is entered into.  The Company acknowledges receipt of a copy of (i) Lender’s most recent annual report, and if more recent, Lender’s latest quarterly report, (ii) Lender’s Notice to Prospective Stockholders, and (iii) Lender’s Bylaws and Capital Plan, which describe the nature of all of the Company’s stock and other equities in Lender acquired by the Company in connection with its patronage loans from Lender (the “Lender Equities”) as well as Lender’s capitalization requirements, and agrees to be bound by the terms thereof.

(b)           Patronage.  The Company acknowledges that Lender’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (x) the rights and obligations of the parties with respect to the Lender Equities and any patronage refunds or other distributions made on account thereof or on account of the Company’s patronage with Lender, (y) the Company’s eligibility for patronage distributions from Lender (in the form of Lender Equities and cash) and (z) patronage distributions, if any, in the event of a sale by Lender of a participation interest in the Loans and other financial accommodations made hereunder.  Lender reserves the right to assign or sell participations on a non-patronage basis in all or any part of its commitments or outstanding Loans and other financial accommodations made hereunder.

(c)           Statutory Lien.  The Company acknowledges that Lender has a statutory first Lien pursuant to the Farm Credit Act of 1971, as amended from time to time, on all Lender Equities that the Company may now own or hereafter acquire, which statutory Lien shall secure the Obligations due to Lender and be for Lender’s sole and exclusive benefit.  The Lender Equities shall not constitute security for obligations due to any other lender or participant hereunder (other than a Subsidiary or Affiliate of Lender).  To the extent that any of the Loan Documents creates a Lien on the Lender Equities or on patronage accrued by Lender for the account of the Company (including, in each case, proceeds thereof), such Lien shall be for Lender’s sole and exclusive benefit and shall not be subject to sharing with any other lender or participant hereunder (other than a Subsidiary or Affiliate of Lender to the extent any Obligations are owing by the Company to any of them).  Neither the Lender Equities nor any accrued patronage shall be offset against the Obligations except that, in the event of an Event of Default, Lender may elect to apply the cash portion of any patronage distribution or retirement of Lender Equities to amounts due to Lender under this Agreement.  The Company acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Company.  Lender shall have no obligation to retire the Lender Equities upon any Event of Default, Default, or any other breach or default by the Company, or at any other time, either for application to the Obligations or otherwise.

6.3           Collateral Security.

Payment and performance of the Obligations shall be secured by first priority perfected Liens on all personal property of the Company (the “Personal Property Collateral”) and by a first priority recorded Lien on the fee estate of the Company in the real property and improvements described in Annex B to this Agreement (the “Real Property Collateral”), in each case, whether now owned or hereafter acquired (the Personal Property Collateral and the Real Property Collateral are collectively referred to as the “Collateral”), subject only to Permitted Liens or other exceptions approved in writing by Agent.  Prior to or substantially contemporaneously with the date of this Agreement and at such other times as Agent may request (including each time the Company acquires any real property or any personal property not already subject to the Lien required herein), the Company shall execute and deliver to Agent such security agreements, pledge agreements, assignments, mortgages, deeds of trust, and other documents and agreements requested by Agent for the purpose of creating, perfecting, and maintaining a perfected Lien on the Collateral, subject only to Permitted Liens or other exceptions approved in writing by Agent.  The Company hereby authorizes Agent to file such Uniform Commercial Code financing statements as Agent reasonably determines are necessary or advisable to perfect the security interests in and Liens on the Collateral.

6.4           Preservation of Existence; Eligibility to Borrow; Etc.

Except as expressly permitted by Section 7.5 or Section 7.6, the Company shall, and shall cause each of its Subsidiaries to, (a) maintain its legal existence in the form in which it exists as of the date of this Agreement in its jurisdiction of organization, and its qualification and good standing in each jurisdiction where such qualification is required; and (b) obtain and maintain all licenses, certificates, permits, authorizations, approvals, and the like which are material to the conduct of its business or required by Law.  The Company shall, at all times, be an entity eligible to borrow from Lender and shall comply in all material respects with the provisions of its Organizational Documents and any patron or member investment program it may have.

6.5           Payment of Liabilities; Including Taxes; Etc.

The Company shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all Taxes, assessments, and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that any such liabilities are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made and provided further that such proceedings shall operate to stay levy and execution on any Collateral.

6.6           Maintenance of Insurance.

(a) The Company shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by Agent. Such insurance policies shall contain additional insured, mortgagee and lender loss payable special endorsements in form and substance satisfactory to Agent naming Agent, on behalf of the Lending Parties, additional insured, mortgagee and lender loss payee, as applicable, and providing Agent with notice of cancellation acceptable to Agent.

(b)           The Company shall, to the extent required under the Flood Laws, obtain and maintain flood insurance for such structures and contents constituting Collateral located in a flood hazard zone, in such amounts as similar structures and contents are insured by prudent companies in similar circumstances carrying on similar businesses and otherwise reasonably satisfactory to Agent.  If the Company fails to obtain and maintain, at any time, such flood insurance, Agent may, in its sole discretion, obtain such flood insurance on behalf of the Company on such Collateral at the Company’s cost and expense.

6.7           Maintenance of Properties.

The Company shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order, and condition (ordinary wear and tear excepted), all of those properties (regardless whether owned or leased) useful or necessary to its business.

6.8           Visitation and Inspection Rights.

The Company shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of Agent to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances, and accounts with its officers, employees, directors, and accountants, all in such detail and at such times and as often as Agent may reasonably request, provided that until the occurrence of an Event of Default or Default, Agent shall provide the Company with reasonable notice prior to any visit or inspection.  The Company will permit Agent or its agents to conduct on an annual basis a review of the Collateral, and the Company shall pay to Agent a reasonable collateral inspection fee designated by Agent and reimburse Agent for all reasonable costs and expenses incurred by Agent in connection therewith.  Upon the occurrence of an Event of Default or Default, Agent and its agents may conduct such collateral inspection reviews at any time and from time to time and the Company shall owe such collateral inspection fee and reimbursement obligation to Agent in connection with each such collateral inspection.

6.9           Keeping of Records and Books of Account.

The Company shall, and shall cause each of its Subsidiaries to, maintain and keep proper books of record and account in accordance with GAAP and as otherwise required by applicable Law, and in which full, true and correct entries shall be made.

6.10           Compliance with Laws; Use of Proceeds.

The Company shall, and shall cause each of its Subsidiaries and all Persons occupying or present on its or their property, to, comply with all applicable Laws, including all Environmental Laws, in all material respects.  The Company shall, and shall cause each of its Subsidiaries to, use the proceeds of the Loans only for the purposes set forth in the applicable Note and as permitted by applicable Law.

6.11           Updates to Schedules.

Should any of the information or disclosures provided on any of the Schedules hereto become outdated or incorrect in any material respect, the Company shall promptly provide Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct the same.  No Schedule shall be deemed to have been amended, modified, or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until Agent, in its sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule; provided, however, that the Company may update Schedule 5.2 without any approval by Agent in connection with any liquidation, disposition, formation, merger, or acquisition of a Subsidiary permitted under this Agreement.

6.12           Additional Items.

The Company shall provide Agent with each of the following (which, in the case of instruments and documents, must (unless otherwise stated below) be originals, duly executed, and in form and substance satisfactory to Agent), on or before the date indicated:

(a)           The Title Policy, on or before December 1, 2014;

(b)           An executed collateral assignment, subordination agreement or other similar agreement from the Persons party to any agreement with the Company set forth on the attached Schedule 6.12(b), on or before September 1, 2014;

(c)           A control agreement in respect of each Brokerage Account maintained by the Company, in each case properly executed on behalf of each of the parties thereto, on or before September 1, 2014; and

(d)           Payment of all fees and expenses of Agent and the Lending Parties, if any, as required by this Agreement or any other Loan Document, on or before December 1, 2014.

6.13           Collateral Assignment of Anticipated Agreement.

The Company anticipates that it may, prior to September 1, 2014, enter into an ethanol purchase or other similar agreement with respect to the marketing of ethanol produced by the Company.  The Company shall provide written notice to Agent promptly upon execution of any such agreement and cause a collateral assignment of any such agreement, in form and substance satisfactory to Agent, to be executed in favor of Agent, for the benefit of the Lending Parties, within thirty (30) days after execution of any such agreement.

6.14           Further Assurances.

The Company shall from time to time, at its expense, do such other acts and things as Agent in its sole discretion may deem necessary or advisable from time to time in order to more fully carry out the provisions and purpose of this Agreement and the other Loan Documents including, but not limited to, execution and delivery of collateral assignments, subordination agreements, control agreements and other similar agreements.

ARTICLE 7                      Negative Covenants.

The Company covenants and agrees that until Payment In Full, the Company shall be in compliance at all times with the following covenants:

7.1           Indebtedness.

The Company shall not, and shall not permit any Subsidiary to, at any time create, incur, assume or suffer to exist any Indebtedness, except for the following referred to as “Permitted Indebtedness”:

(a)           Indebtedness of the Company under the Loan Documents;

(b)           Any Interest Rate Hedge utilized solely for hedging interest rate risks (and not in any event for speculative purposes) provided by any Lending Party;

(c)           Other Indebtedness of the Company not otherwise permitted under this Section 7.1 in an aggregate principal amount outstanding at any time not to exceed $1,000,000 (less the current balance of the Indebtedness of the Company set forth on the attached Schedule 7.1(e));

(d) Subordinated Debt; and

(e)           Existing Indebtedness of the Company set forth on the attached Schedule 7.1(e).

7.2           Liens.

The Company shall not, and shall not permit any Subsidiary to, at any time create, incur, assume, or suffer to exist any Liens on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except for the following referred to collectively as “Permitted Liens”:

(a)           Liens for Taxes incurred that are not yet due and payable and for which adequate reserves have been established;

(b)           Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs, and good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business, and Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(c)           Liens of mechanics, material suppliers, warehouses, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default and for which adequate reserves have been established;

(d)           Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(e)           Liens in favor of Agent for the benefit of the Lending Parties or any of their Affiliates securing any of the Obligations;

(f)           Liens securing the Indebtedness permitted under Section 7.1(c);

(g)           Lender’s statutory Lien in the Lender Equities;

(h)           Liens, claims, or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits (y) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (z) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of the Company to perform its Obligations hereunder or under the other Loan Documents; and

(i)           Existing Liens set forth on the attached Schedule 7.2(j).

7.3           Guaranties.  The Company shall not, and shall not permit any Subsidiary to, at any time, directly or indirectly, become or be liable in respect of any obligation guarantying or in effect guarantying any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business, or assume, guaranty, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person.

7.4           Loans and Investments.

The Company shall not, and shall not permit any Subsidiary to, at any time make or suffer to exist any investments or capital contributions in, or other transfers of assets to, or loans, advances or other extensions of credit to any other Person, except: (a) trade credit extended on usual and customary terms in the ordinary course of business; (b) advance payments or deposits against purchases made in the ordinary course of business; (c) direct obligations of the United States of America; (d) temporary advances to employees to meet expenses incurred in the ordinary course of business; and (e) the Lender Equities and any other stock or securities of, or investments in, Lender or its investment services or programs.

7.5           Liquidations; Mergers; Consolidations; Acquisitions.

The Company shall not, and shall not permit any Subsidiary to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or a material portion of the assets or capital stock of any other Person.

7.6           Dispositions of Assets or Subsidiaries.

The Company shall not, and shall not permit any Subsidiary to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary), except for transactions in the ordinary course of business.

7.7           Dividends and Related Distributions / Payments on Certain Indebtedness.

(a)              The Company shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, (i) any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests or (ii) any principal or interest payment of any nature (whether in cash, property, securities or otherwise) on account of or in respect of the Subordinated Debt, except (A) dividends or other distributions payable by the Company to its members holding limited liability company interests with respect to any fiscal year of the Company and/or (B) principal and interest payments payable by the Company on account of or in respect of the Subordinated Debt with respect to any fiscal year of the Company; provided, that (x) the aggregate amount of such payments with respect to any fiscal year of the Company does not exceed 60% of the net income of the Company for such fiscal year, (y) the Company has delivered its audited financial statements for such fiscal year to Agent in accordance with Section 6.1(b) and (z) no Event of Default or Default has occurred or would result therefrom.

(b)           Notwithstanding the restrictions set forth in Section 7.7 (a), the Company and its Subsidiaries shall be permitted to make or pay principal and interest payments on account of or in respect of the Subordinated Debt; provided, that (i) the Company has delivered its audited financial statements for the most recently-completed fiscal year to Agent in accordance with Section 6.1(b), (ii) no Event of Default or Default has occurred or would result therefrom (on a pro-forma basis after giving effect to any principal or interest payments proposed to be made pursuant to this Section 7.7(b)), (iii) the net income of the Company was $1 or more for the most recently-completed fiscal year, (iv) the

Company reasonably projects that the net income of the Company will be $1 or more for the then-current fiscal year and (v) the Working Capital of the Company was $30,000,000 or more as of the last day of the most recently-reported fiscal year, is $30,000,000 or more as of the time any principal or interest payments are proposed to be made pursuant to this Section 7.7(b) and will be $30,000,000 or more immediately after any principal or interest payments are actually made pursuant to this Section 7.7(b).

7.8           Affiliate Transactions.

The Company shall not, and shall not permit any Subsidiary to, enter into or carry out any transaction with any Affiliate unless such transaction is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions and is in accordance with all applicable Law.

7.9           Subsidiaries; Partnerships; and Joint Ventures.

The Company shall not, and shall not permit any Subsidiary to, own or create directly or indirectly any domestic Subsidiary.  Without the prior written consent of Agent, the Company shall not become or agree to become a party to a joint venture and the Company shall not own any Subsidiary organized under the laws of a foreign nation or political subdivision thereof.

7.10           Continuation of or Change in Business.

The Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the business substantially as conducted and operated by the Company or any Subsidiary of the Company on the date hereof or as presently proposed to be conducted.

7.11           Fiscal Year.

The Company shall not, and shall not permit any Subsidiary of the Company to, change its fiscal year from that which is in effect on the date hereof.

7.12           Issuance of Stock.

The Company shall not, and shall not permit any of its Subsidiaries to, issue any additional membership interests or shares of its capital stock or any options, warrants or other rights in respect thereof except as may be required by Law or its Organizational Documents as in effect as of the date of this Agreement.

7.13           Changes in Organizational Documents or Risk Management Policy of the Company.

The Company shall not, and shall not permit any of its Subsidiaries to, amend in any respect its Organizational Documents or the Risk Management Policy of the Company without providing at least thirty (30) calendar days’ prior written notice to Agent (together with copies of any such proposed amendments) and, in the event such change would be adverse to any Lending Party as determined in Agent’s sole discretion, obtaining the prior written consent of Agent on behalf of the Lending Parties.  The Company shall take such actions as Agent may reasonably request to protect the Lien of Agent, for the benefit of the Lending Parties, in the Collateral or otherwise to protect the interests of the Lending Parties as a lender hereunder, as a result in either case of any change in an Organizational Document or the Risk Management Policy of the Company.

7.14           Anti-Terrorism Laws.

Neither the Company nor any Subsidiary shall be (a) a Person with whom any Lending Party is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (b) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (c) otherwise in violation of any Anti-Terrorism Law.  The Company shall provide to Agent any certifications or information that Agent requests to confirm compliance by the Company and its Subsidiaries with any Anti-Terrorism Law.

7.15           Operating Leases.

The Company and its Subsidiaries shall not make any payments in any fiscal year on account of Operating Leases exceeding $750,000 in the aggregate (other than payments pursuant to leases for rail cars).  The Company and its Subsidiaries shall not enter into or otherwise become a party to any Operating Leases for rail cars which provide for a remaining lease term (whether initially or through extension) of over 60 months (other than Operating Leases for up to 625 rail cars).

7.16           Repurchase Agreements.

The Company shall not, and it shall not cause or permit any Subsidiary to, enter into or be a party to any Repurchase Agreement.

ARTICLE 8                      Financial Covenants.

8.1           Working Capital.

The Company will maintain the Working Capital of the Consolidated Group at not less than: (a) $30,000,000 on the Closing Date (provided, that compliance therewith shall be determined based upon the Compliance Certificate and pro forma balance sheet delivered to Agent in accordance with Section 4.1(a)(xv)); and (b) $20,000,000 at all times after the Closing Date, measured as of the last day of each calendar month.

8.2           Local Net Worth.

  The Company will maintain the Local Net Worth of the Consolidated Group at not less than $75,000,000, commencing on the Closing Date and continuing at all times thereafter, measured as of the last day of each calendar month.

8.3           Debt Service Coverage Ratio.

  The Company will not permit the Debt Service Coverage Ratio of the Consolidated Group to be less than 1.50 to 1.00, measured as of the last day of each fiscal year of the Company.

ARTICLE 9                      Default.

9.1           Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary, or effected by operation of Law) (each an “Event of Default”):

(a)           Payments Under Loan Documents.  The Company shall fail to pay any principal, interest, fee, or other amount owing hereunder or under any other Loan Document when due, whether by acceleration or otherwise, or should fail to purchase the Lender Equities as and when required by Lender’s Bylaws and Capital Plan or those of its parent association.

(b)           Breach of Representation or Warranty.  Any representation or warranty made or deemed made at any time by the Company herein or in any other Loan Document shall be  false or misleading in any material respect as of the time it was made or deemed made.

(c)           Breach of Negative Covenants or Certain Affirmative Covenants.  The Company shall default in the observance or performance of Article 7, Article 8, Sections 6.2, 6.8 or 6.10 or any other covenant pertaining to compliance with Laws or use of proceeds.

(d)           Breach of Other Covenants.  The Company shall default in the observance or performance of any other covenant, condition, or provision hereof or of any other Loan Document or of any other agreement or instrument between the Company and any Lending Party or any Affiliate of any Lending Party, and such default shall remain unremedied after the expiration of the applicable grace period or, if there is no such applicable grace period, for a period of five (5) Business Days.

(e)           Defaults in Indebtedness to Other Lenders.  A default or event of default shall occur at any time under the terms of any other Indebtedness under which the Company or any Subsidiary of the Company may be obligated (including as a borrower or guarantor), and such breach, default, or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration, or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been exercised or waived) or the termination of any commitment to lend.

(f)           Final Judgments or Orders.  Any final judgments or orders for the payment of money shall be entered against the Company by a court having jurisdiction in the premises, in an aggregate amount in excess of $250,000, which judgment is not discharged, vacated, bonded, or stayed pending appeal within thirty (30) days after the entry of such final judgment; or the Company’s or any of its Subsidiaries’ assets valued in an aggregate amount in excess of $250,000 are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

(g)           Loan Document Unenforceable.  Any of the Loan Documents shall cease to be legal, valid, and binding agreements enforceable against the Company or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or Agent, on behalf of the Lending Parties, fails to have an enforceable first priority Lien (subject only to Permitted Liens) on or security interest in any Collateral given as security for any of the Obligations.

(h)           Uninsured Losses.  There shall occur any uninsured damage to or loss, theft, or destruction of any Collateral for any of the Obligations valued in an aggregate amount in excess of $250,000; unless, within ten (10) Business Days of such damage, loss, theft or destruction, the Company deposits with Agent such amount as Agent, in its sole discretion, determines is necessary to correct or remedy the damage, loss, theft or destruction.

(i)           Events Relating to Plans and Benefit Arrangements.  (i) An ERISA Event occurs with respect to a Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000.

(j)           Change of Control.  There shall occur any Change of Control with respect to the Company.

(k)           Material Adverse Change.  There shall occur any Material Adverse Change with respect to the Company.

(l)           Relief Proceedings.  (i) Any proceeding seeking a decree or order for relief in respect of the Company or any Subsidiary of the Company in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Company or any Subsidiary of the Company for any material part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors (each a “Relief Proceeding”) shall have been instituted against the Company or any Subsidiary of the Company and, in the case of any involuntary proceeding, such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days, or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) the Company or any Subsidiary of the Company institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) the Company or any Subsidiary of the Company ceases to be solvent or admits in writing its inability to pay its debts as they come due or fails to pay its debts as they come due.

9.2           Remedies.

(a)           Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Sections 9.1(a) through 9.1(j) shall occur and be continuing, Lender: (i) shall be under no further obligation to extend credit hereunder or under any Note, and may discontinue doing so at any time without prior notice to the Company or other limitation; and (ii) may, in addition to any remedies allowed by any other Loan Document or Law, (A) by written notice to the Company (which may be provided by Agent), declare the unpaid principal amount of the Obligations then outstanding and all interest accrued thereon, any unpaid fees and all other Obligations and Indebtedness of the Company to Lender and Cash Management Provider hereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to Lender and Cash Management Provider, as applicable, without presentment, demand, protest, or any other notice of any kind, all of which are hereby expressly waived; and (B) require the Company to, and the Company shall thereupon, deposit in a non-interest-bearing account with or as directed by Agent, as cash collateral for its Obligations, an amount equal to such Obligations, and the Company hereby pledges to Agent, for the benefit of the Lending Parties, and grants to Agent, for the benefit of the Lending Parties, a security interest in, all such cash as security for such Obligations and the Company shall agree to do all things as reasonably requested by Agent in order to provide Agent, for the benefit of the Lending Parties, with a first priority security interest in such deposit account, including allowing the deposit to be in the name of Agent.

(b)           Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Section 9.1(l) shall occur, Lender shall be under no further obligations to extend credit hereunder or under any other Loan Document and the unpaid principal amount of the Obligations then outstanding and all interest accrued thereon, any unpaid fees and all other Obligations and Indebtedness of the Company to Lender and Cash Management Provider hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived.

(c)           Set-off.  If an Event of Default shall have occurred and be continuing, Agent is hereby authorized at any time to the fullest extent permitted by applicable Law, to set off and apply any and all funds (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by any Lending Party or any Affiliate of any Lending Party to or for the credit or the account of the Company against any and all of the Obligations of the Company now or hereafter existing under this Agreement or any other Loan Document to such Lending Party or such Affiliate.  The rights of the Lending Parties and their Affiliates under this Section 9.2(c) are in addition to other rights and remedies (including other rights of setoff) that the Lending Parties or their Affiliates may have.  Agent agrees to notify the Company promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(d) Application of Proceeds. From and after the date on which Agent has taken any action pursuant to this Section 9.2 and automatically following an acceleration under Section 9.2(b), and until Payment in Full, any and all proceeds received by Agent from any sale or other disposition of any Collateral for any of the Obligations, or any part thereof, or the exercise of any other remedy by Agent, shall be applied as set forth in Section 10.12, to the extent permitted by applicable law.

ARTICLE 10           Agent.

10.1           Appointment, Powers and Immunities of Agent.

The Lending Parties hereby appoint and authorize Agent to act as their agent under the Loan Documents with such powers as are specifically delegated to Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.  Agent shall, on behalf of the Lending Parties, perform all of the loan servicing duties under the Loan Documents.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Loan Documents, and shall not be a trustee or fiduciary for the Lending Parties regardless of whether a Default or Event of Default has occurred and is continuing.  Agent shall administer its duties and responsibilities in accordance with its customary practices and procedures with respect to similar loans for its own account.  Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  Subject to the preceding sentence, neither Agent nor any of its respective directors, officers, employees or agents (each, a “Related Party” and collectively, the “Related Parties”) shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under the Loan Documents or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order; provided that in no event shall Agent or any Related Party be liable for any action taken or omitted to be taken by it with the consent or at the request of a Lending Party.  The Company shall pay any fee(s) with respect to Agent’s services hereunder.  The Company acknowledges the appointment of Agent and agrees that the provisions of this ARTICLE 10 are solely for the benefit of the Lending Parties and the Related Parties, and that the Company shall not have rights under this ARTICLE 10, including as a third party beneficiary.

10.2           Reliance by Agent.

Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, facsimile, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent.

10.3           Defaults.

Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default unless Agent has received notice from a Lending Party or the Company specifying such Default or Event of Default and stating that such notice is a “Notice of Default.”  In the event that Agent receives such a Notice of Default from the Company, Agent shall give prompt notice thereof to the Lending Parties.  Agent shall take such action with respect to such Default or Event of Default which is continuing as determined by the Lending Parties.  Agent shall not be required to take any action which it or its counsel determines to be contrary to Law or any Loan Document, or that would expose Agent to liability.

10.4           Indemnification of Agent.

The Lending Parties agree to indemnify Agent and each Related Party for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (including reasonable attorneys’ fees) which may be imposed on, incurred by or asserted against Agent or such Related Party in any way relating to or arising out of Loan Documents, or any other documents contemplated by or referred to therein, or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which the Company is obligated to pay under the Loan Documents) or under the applicable provisions of any of the Loan Documents or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that the Lending Parties shall not be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of Agent or a Related Party as determined by a court of competent jurisdiction in a final, nonappealable order. This indemnity shall be a continuing indemnity, contemplates all liabilities, losses, costs and expenses related to the execution, delivery and performance of this Agreement and the Loan Documents, and shall survive the satisfaction and payment of the Company’s obligations under the Loan Documents and the termination of this Agreement.

10.5           Non-Reliance on Agent.

Lender agrees that it has, independently and without reliance on Agent, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and the decision to enter into this Agreement and either originate the Loans or purchase a participation in the Loan Documents and that it will, independently and without reliance upon Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents.  Except as explicitly provided in the Loan Documents, none of Agent, Cash Management Provider nor any Related Party shall be responsible to Lender for, nor shall it have any duty to ascertain, inquire into or verify (a) any recitals, reports, statements, representations or warranties made in connection with this Agreement or the other Loan Documents, (b) the contents of any certificate, report, instrument or other document referred to, provided for or delivered under or in connection with this Agreement or the other Loan Documents, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement or the other Loan Documents or the occurrence of any Default or Event of Default or the failure of the Company to perform any of its obligations hereunder or thereunder, (d) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any document or instrument referred to or provided for herein or therein or (e) the creation, attachment, perfection or priority of any security interests or other liens purported to be granted to Lender pursuant to the Loan Documents. Except as explicitly provided in the Loan Documents, Agent shall not be required to file this Agreement, any other Loan Document or any document or instrument referred to herein or therein, or record or give notice of this Agreement or any other Loan Document or any document or instrument referred to herein or therein, to anyone.  Lender acknowledges and agrees that Agent only has the duties and responsibilities explicitly set forth herein and in the other Loan Documents.

10.6           Failure of Agent to Act.

Except for action expressly required of Agent hereunder, Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations under Section 10.4 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

10.7           Resignation of Agent.

Subject to the appointment and acceptance of a successor Agent, as provided below, Agent may resign at any time by giving written notice thereof to the Lending Parties and the Company.  Upon any such resignation, the Lending Parties shall have the right to appoint a successor Agent, which must be located in the United States of America.  If no successor Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lending Parties, appoint a successor agent which must be located in the United States of America.  The Lending Parties or the retiring Agent, as the case may be, shall upon the appointment of a successor agent promptly so notify the Company.  Upon the acceptance of any appointment as Agent hereunder by a successor agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder, except for any liability arising from gross negligence or willful misconduct prior to such discharge as determined by a court of competent jurisdiction in a final, nonappealable order. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Agreement shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

10.8           Amendments Concerning Agency Function.

Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or the other Loan Documents which affects its duties hereunder or thereunder unless it shall have given its prior consent thereto.

10.9           Liability of Agent.

Agent shall not have any liabilities or responsibilities to the Company on account of the failure of a Lending Party to perform its obligations hereunder or to a Lending Party on account of the failure of the Company to perform its obligations hereunder or under the other Loan Documents.

10.10           Transfer of Agency Function.

Without the consent of the Company or the Lending Parties, Agent may at any time or from time to time transfer its functions as Agent hereunder to any of its offices located in the United States of America, provided that Agent shall promptly notify the Company and the Lending Parties.

10.11           Non-Receipt of Funds by Agent.

(a)           Unless Agent shall have received notice from Lender prior to the date on which Lender is to provide funds to Agent for an advance to be made by Lender that Lender will not make available to Agent such funds, Agent may assume that Lender has made such funds available to Agent on the date of such advance in accordance with the terms of this Agreement and the other Loan Documents and Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to the Company on such date a corresponding amount.  If and to the extent Lender shall not have made such funds available to Agent, Lender agrees to repay Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to Agent, at the customary rate set by Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Quoted Rate.  If Lender shall repay to Agent such corresponding amount, such amount so repaid shall constitute Lender’s advance for purposes of this Agreement and the other Loan Documents.  If Lender does not pay such corresponding amount forthwith upon Agent’s demand therefor, Agent shall promptly notify the Company, and the Company shall immediately pay such corresponding amount to Agent with the interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to Agent, at the rate of interest applicable at the time to such proposed advance.

(b)           Unless Agent shall have received notice from the Company prior to the date on which any payment is due hereunder that the Company will not make such payment in full, Agent may assume that the Company has made such payment in full to Agent on such date and Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to Lender on such due date an amount equal to the amount then due Lender.  If and to the extent the Company shall not have so made such payment in full to Agent, Lender shall repay to Agent forthwith on demand such amount distributed to Lender together with interest thereon, for each day from the date such amount is distributed to Lender until the date Lender repays such amount to Agent at the customary rate set by Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Quoted Rate.

10.12           Security Interests.

The Lending Parties and Agent each agree that the security interests granted by the Company to Agent, on behalf of the Lending Parties under all security agreements, pledge agreements, assignments, mortgages, deeds of trust, and other documents and agreements granting security interests, among the Company, as Grantor, and Agent, for the benefit of the Lending Parties, to secure the obligations or indebtedness of the Company to the Lending Parties, shall secure the Lending Parties on a pari passu and pro rata basis. After the occurrence of an Event of Default, any amounts collected on the Collateral or payments received under the Loan Documents shall be applied first, to the payment of all reasonable out-of-pocket costs and expenses incurred by the Lending Parties and Agent in enforcing its or their rights against the Company; second, to the payment of any fees owed to the Lending Parties and Agent; third, to the payment of all accrued and unpaid interest under the Loan Documents and amounts due as a result of cash management services performed by Cash Management Provider; fourth, to the payment of outstanding principal amounts of the Company’s Obligations under the Loan Documents; fifth, to the payment of any other of the Company’s obligations to the Lending Parties or Agent; and sixth, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.  In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (b) if the amounts received are insufficient to pay all amounts due within a particular category, then each party shall receive an amount equal to its pro rata share (based on the proportion that the amount owed to that party within such category bears to the aggregate amount due within that category) of amounts available to be applied pursuant to clauses “first,” “second,” “third,” “fourth,” and “fifth” above.

ARTICLE 11          Miscellaneous.

11.1           Amendments; Waivers; Severability.

NO MODIFICATION OR AMENDMENT TO ANY PROVISION OF THIS AGREEMENT SHALL BE EFFECTIVE UNLESS MADE IN WRITING IN AN AGREEMENT SIGNED BY THE COMPANY AND THE LENDING PARTIES.  No course of dealing or failure or delay of Agent or any Lending Party in exercising any power or right hereunder or under any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any failure  to exercise or enforce such a right or power, preclude any other or further exercise thereof or any other right or power.  No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Company herefrom or therefrom shall in any event be effective unless made specifically in writing by Agent and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  All rights and remedies of the Lending Parties pursuant to this Agreement, under any other Loan Document, or under Law shall be cumulative, and no such right or remedy shall be exclusive of any other such right or remedy.  The provisions of this Agreement and the other Loan Documents are intended to be severable.  If any provision of this Agreement or other Loan Document shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any such jurisdiction.

11.2           Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Company shall pay all costs and expenses incurred by the Lending Parties and their Affiliates (including the reasonable fees, costs, charges and disbursements of counsel engaged or retained by the Lending Parties) in connection with the preparation, negotiation, execution, delivery, and administration of this Agreement and the other Loan Documents or any amendments, modifications, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including (i) all expenses incurred by the Lending Parties (including the reasonable fees, costs, charges and disbursements of any counsel engaged or retained by a Lending Party), (a) in connection with this Agreement and the other Loan

Documents, or (b) in connection with the Loans or other Obligations and (ii) notwithstanding anything to the contrary contained herein, all expenses incurred by the Lending Parties (including the fees, costs, charges and disbursements of any counsel engaged or retained by a Lending Party) in connection with any workout or restructuring in respect of any such Loans or other Obligation, any enforcement of the Loan Documents or any realization on any of the Collateral or otherwise incurred by any Lending Party after the occurrence an Event of Default.

(b)           Indemnification by the Company.  The Company shall indemnify each Lending Party and any Affiliate thereof and each of their respective officers, directors, employees, agents, and advisors (each an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and related expenses (including the fees, costs, charges and disbursements of any counsel engaged or retained by any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the Company of its or their respective obligations hereunder or under the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) breach of representations, warranties, or covenants of the Company under any of the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation, or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort, or any other theory, whether brought by the Company or any third party, and regardless whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to an Indemnitee, be available to the extent that such losses, claims, damages, liabilities, or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan relating hereto, or the use of the proceeds thereof.  To the fullest extent permitted by applicable law, no Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic, or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)           Payments.  All amounts due under any of this Section 11.2 shall be payable not later than ten (10) days after demand therefor.

11.3           Holidays.

Whenever a payment to be made or taken on a Loan arising hereunder shall be due on a day which is not a Business Day, such payment shall be due on the next Business Day (except as provided in the definition of Interest Periods or in any Note with respect to Interest Periods) and such extension of time shall be included in computing interest and fees, except that such payments shall be due on the Business Day preceding the expiration or maturity date thereof if such date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loans arising hereunder) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.4 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.4(b)), all notices and other communications to a Person provided for herein and in the other Loan Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to it at its address set forth on such Person’s signature page of this Agreement.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 11.4(b), shall be effective as provided in such section.

(b)           Electronic Communications.  Notices and other communications between Agent and the Company may be made by email sent to an email address of such Person shown on such Person’s signature page to this Agreement and shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)           Change of Address, Etc.  Either party hereto may change its address, email address or telecopier number for notices and other communications hereunder by notice to the other party hereto in accordance with the terms of this Section 11.4.

11.5           Duration; Survival.

All representations and warranties of the Company contained herein or in any other Loan Document, or made in connection herewith or therewith, shall survive the execution and delivery of this Agreement and Payment in Full.  All covenants and agreements of the Company contained herein or in the Notes or in any other Loan Document relating to the payment of principal, interest, fees, premiums, additional compensation, expenses, or indemnification shall survive Payment In Full.  All other covenants and agreements of the Company shall continue in full force and effect from and after the date hereof and until Payment In Full.

11.6           Successors and Assigns; Participations.

This Agreement is entered into for the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns permitted hereby, except that the Company shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent.  Lender may at any time sell, assign, securitize, or grant participations in all, or a portion of, Lender’s rights and obligations under this Agreement (including all or a portion of the Obligations).  No participation shall relieve Lender of any commitment made to the Company hereunder.  In connection with the foregoing, Agent and Lender may disclose information concerning the Company and its Subsidiaries, if any, to any assignee, participant, or prospective assignee or participant, provided that such assignee, participant, or prospective assignee or participant agrees, subject to qualifications contained in Section 11.7(a)(vi), to keep such information confidential.  A sale of a participation interest shall be subject to Section 6.2(b) and may include certain voting rights of the participants regarding the Loan Documents (including the administration, amendment and modification, servicing, and enforcement thereof).  Agent agrees to give written notification to the Company of any sale of a participation interest herein, provided that the failure to do so shall not adversely affect the rights of any Lender Party hereunder or under any other Loan Document.

11.7 Confidentiality.

(a)           General.  Agent and the Lending Parties agree to maintain the confidentiality of the information received from the Company or any of its Subsidiaries relating to the respective businesses of the Company or any of its Subsidiaries, other than any such information that is available to Agent or a Lending Party on a non-confidential basis prior to disclosure by the Company or any of its Subsidiaries and other than any information received from the Company or any of its Subsidiaries after the date of this Agreement which is not clearly identified at the time of delivery as confidential, except that any information received from the Company or any of its Subsidiaries may be disclosed (i) to Affiliates of Agent or the Lending Parties and to their and their Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information (to the extent so provided for herein) and instructed to keep such information confidential), (ii) to any regulatory authority having or purporting to have jurisdiction over Agent or any Lending Party, (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.7(a), to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or any other Loan Document, or (B) any actual or prospective counterparty (or its advisors) to any Interest Rate Hedge or other swap or derivative transaction relating to the Company and its obligations, (vii) with the consent of the Company or (viii) to the extent any such information (Y) becomes publicly available other than as a result of a breach of this Section 11.7(a) or (Z) becomes available to Agent or any Lending Party or any of their Affiliates on a non-confidential basis from a source other than the Company.  Any Person required to maintain the confidentiality of any Information as provided in this Section 11.7(a) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

(b)           Sharing Information With Affiliates.  The Company acknowledges that from time to time financial advisory, investment banking, and other services may be offered or provided to the Company or one or more of its Affiliates (in connection with this Agreement or otherwise) by Agent or any Lending Party or by one or more of their Affiliates, and the Company authorizes Agent and each Lending Party to share any information delivered to Agent or any Lending Party by the Company and its Subsidiaries pursuant to this Agreement to any such Affiliate of Agent or any Lending Party subject to the provisions of Section 11.7(a).

11.8           Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments.  Except as provided in ARTICLE 4, this Agreement shall become effective when it shall have been executed by Agent and the Lending Parties and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be as effective as delivery of a manually executed counterpart of this Agreement, but shall in any event be promptly followed by delivery of the original manually executed signature page (provided, however, that the failure to do so shall in no event adversely affect the rights of Agent or the Lending Parties hereunder whatsoever).

11.9           Governing Law.

This Agreement shall be deemed to be a contract under the Laws of the State of Colorado without regard to its conflict of laws principles.

11.10           SUBMISSION TO JURISDICTION; SERVICE OF PROCESS; VENUE; WAIVER OF JURY TRIAL.

THE COMPANY HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN DENVER, COLORADO, AND CONSENTS THAT AGENT MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT THE COMPANY’S ADDRESS SET FORTH HEREIN FOR PROVIDING NOTICE OR DEMAND; PROVIDED THAT NOTHING CONTAINED IN THIS AGREEMENT WILL PREVENT AGENT OR ANY LENDING PARTY FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST THE COMPANY INDIVIDUALLY, AGAINST ANY COLLATERAL OR AGAINST ANY PROPERTY OF THE COMPANY WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION.  THE COMPANY ACKNOWLEDGES AND AGREES THAT THE VENUE PROVIDED ABOVE IS THE MOST CONVENIENT FORUM FOR THE COMPANY, AGENT AND THE LENDING PARTIES.  THE COMPANY WAIVES ANY OBJECTION TO VENUE AND ANY OBJECTION BASED ON A MORE CONVENIENT FORUM IN ANY ACTION INSTITUTED UNDER THIS AGREEMENT.  THE COMPANY, AGENT AND THE LENDING PARTIES EACH HEREBY WAIVES TRIAL BY JURY IN CONNECTION WITH ANY ACTION INSTITUTED UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

11.11           USA Patriot Act Notice.

Agent hereby notifies the Company that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify, and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow Agent to identify the Company in accordance with the USA Patriot Act.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their Authorized Officers, have executed this Agreement as of the date first set forth above.

COMPANY:

SOUTHWEST IOWA RENEWABLE ENERGY, LLC

By:	/s/ Brett L. Frevert
Name:	Brett L. Frevert
Title:	Chief Financial Officer

Notice Address for the Company:

Southwest Iowa Renewable Energy, LLC
10868 189th Street
Council Bluffs, Iowa 51503
Attention: Brett Frevert
Fax No.: (712) 366-0394
Email Address: Brett.Frevert@sireethanol.com

[SIGNATURE PAGE TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their Authorized Officers, have executed this Agreement as of the date first set forth above.

LENDER:

FARM CREDIT SERVICES OF AMERICA, FLCA

By:	/s/ Ron Brandt
Name:	Ron Brandt
Title:	Vice President

Notice Address for the Company:

Farm Credit Services of America, FLCA
5015 S. 118th Street
Omaha, Nebraska 68137
Attention: Agribusiness Finance
Fax No.: (402) 661-3669
Email Address: frahmk@fcsamerica.com

[SIGNATURE PAGE TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their Authorized Officers, have executed this Agreement as of the date first set forth above.

CASH MANAGEMENT PROVIDER AND AGENT:

COBANK, ACB

By:	/s/ Tom D. Houser
Name:	Tom D. Houser
Title:	Vice President

Notice Address for CoBank:

For general correspondence purposes:
P.O. Box 5110
Denver, Colorado 80217-5110

For direct delivery purposes:
5500 South Quebec Street
Greenwood Village, Colorado 80111-1914

Attention: Credit Information Services
Fax No.: (303) 224-6101
Email Address: MB_credit_info_svc@CoBank.com

ANNEX A

Definitions and Rules of Construction

A.           Defined Terms.  In this Agreement, capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Notes and the following words and terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.  Each of Farm Credit Leasing Services Corporation and CoBank, FCB are “Affiliates” of Agent for all purposes under this Agreement.

“Agent” means CoBank, in its capacity as administrative and collateral agent under the Loan Documents.

“Agreement” is defined in the preamble to this Agreement.

“Anti-Terrorism Law” means any Law relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control, as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced.

“Authorized Officer” means an officer or other individual duly authorized to execute Loan Documents on behalf of Agent, each Lending Party or the Company, as the case may be, as designated from time to time in the case of the Company on forms supplied or approved by Agent.

“Brokerage Account” means any commodity account that is owned by the Company and maintained with a commodity intermediary for trading in Commodities Contracts.

“Bunge” means Bunge North America, Inc., a New York corporation.

“Business” is defined in Section 5.12(b).

“Business Day” means a day that is not a Saturday, a Sunday, or a day on which Agent’s principal office in Greenwood Village, Colorado, is closed pursuant to authorization or requirement of law and, if the applicable Business Day relates to a Loan to which the LIBOR Option or LIBOR Index Option applies, such day must also be a day on which dealings are carried on in the London interbank market and, if the applicable Business Day relates to a Loan to which the Quoted Rate Option applies, such day must also be a day on which the Federal Reserve Bank of New York (or any successor) is open.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property of such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means, with respect to any corporation, partnership, limited liability company, cooperative or other entity, any capital stock, partnership interests, limited liability company interests, membership interests or other equity or ownership interests of or in such corporation, partnership, limited liability company, cooperative or other entity and any warrants, rights or options to purchase or acquire

Annex A -1

any such capital stock, partnership interests, limited liability company interests, membership interests or other equity or ownership interests.

“Cash Management Provider” means CoBank, as provider of cash management services to the Company.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation or application thereof by any Official Body, or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, regulations, rules, guidelines, directives, opinions, rulings, orders, interpretations, and the like promulgated or provided in connection therewith and (y) all requests, regulations, rules, guidelines, directives, opinions, rulings, orders, interpretations, and the like promulgated or provided by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, or issued.

“Change of Control” means each and every issuance, sale, transfer or other disposition, directly or indirectly, of Voting Stock of or in (a) the Company which, after giving effect thereto, results in any Person owning, directly or indirectly, more than 50% of the Voting Stock of or in the Company, or (b) the Company which, after giving effect thereto, (i) results in the Company no longer being an entity eligible to borrow from Lender, or (ii) becoming ineligible to borrow from Lender at the amounts set forth in the Term Note or Revolving Term Note.

“Closing Date” means the Business Day on which the first Loan is made hereunder.

“CoBank” means CoBank, ACB, a federally-chartered instrumentality of the United States.

“CoBank Cash Management Agreement” means the Master Agreement for Cash Management and Transaction Services between CoBank and the Company, including all exhibits, schedules and annexes thereto and including all related forms delivered by the Company to CoBank related to or in connection therewith.

“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” is defined in Section 6.3.

“Commodity Contract” means a commodity futures contract or an option on a commodity futures contract, a commodity option and any other commodity related contract, interest or transaction that a commodity intermediary transacts for the benefit of the Company.

“Company” is defined in the preamble to this Agreement.

“Compliance Certificate” is defined in Section 6.1(c).

“Consolidated Group” means the Company and its Consolidated Subsidiaries.

Annex A -2

“Consolidated Subsidiary” means at any time, any Subsidiary, the accounts of which are or should, in accordance with GAAP, be consolidated with those of the Company in its consolidated financial statements at such time.

“Debt Service Coverage Ratio” means, with respect to any Person as of any date of determination, the following (all as calculated for the most recently completed fiscal year in accordance with GAAP consistently applied): (1) net income (after taxes), plus any amount which, in the determination of net income, has been deducted for depreciation and amortization expense and any non-recurring non-cash charges, losses or expenses approved by Agent, minus any amount which, in the determination of net income, has been added for any non-cash income or gains (including non-cash income or gains on dividends received) and any extraordinary, unusual or non-recurring income or gains (including income or gains on asset sales); divided by (2) $6,000,000.

“Default” means any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

“Delegation Form” means Agent’s Delegation and Wire and Electronic Transfer Form, or any substitute form therefor used by Agent from time to time.

“Environmental Laws” means all applicable Laws issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to hazardous or regulated substances; (iii) protection of the environment or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal, or release or threat of release of hazardous or regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; or (viii) the protection of environmentally sensitive areas.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company directly or indirectly resulting from or based upon (i) violation of any Environmental Law; (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (iii) exposure to any Hazardous Materials; (iv) the release or threatened release of any Hazardous Materials into the environment; or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Affiliate” means, at any time, any trade or business (whether or not incorporated) under common control with the Company and treated as a single employer under Section 414 of the Code.

“ERISA Event” means (i) a reportable event (under Section 4043 of ERISA) with respect to a Plan; (ii) a withdrawal by the Company or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (iv) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (v) an event or

Annex A -3

condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; or (vi) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Event of Default” is defined in Section 9.1.

“Excluded Taxes” means (i) taxes imposed on or measured by the overall net income of each Lending Party (however denominated), and franchise taxes imposed on each Lending Party (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which each Lending Party is organized or in which its principal office is located or in which its applicable lending office is located, and (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located.

“Facilities” is defined in ARTICLE 2.

“Flood Laws” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994 and (iv) the Flood Insurance Reform Act of 2004, in each case, as now or hereinafter in effect, and any successor statute thereto, and all such other applicable Laws related thereto.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time and consistently applied from period to period.

“Hazardous Materials” means (i) any explosive or radioactive substances, materials or wastes, and (ii) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products.

“ICM” means ICM Investments, LLC, a Kansas limited liability company.

“Indebtedness” means any and all indebtedness, obligations, or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) any letter of credit or any bankers or trade acceptance arrangement, (iv) obligations under any Interest Rate Hedge, or under any currency, commodity, or other swap agreement or other hedging or risk management device, (v) any other transaction (including forward sale or purchase agreements, capitalized leases, or conditional sales agreements) having the commercial effect of a borrowing of money (but not including trade payables or accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due), or (vi) any guaranty of Indebtedness for borrowed money.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Indemnitee” is defined in Section 11.2(b).

Annex A -4

“Interest Period” means the period of time selected by the Company in connection with (and to apply to) any election, permitted under any Note, by the Company to have Loans bear interest under the LIBOR Option.  Such period shall be one, two, three, six or twelve months as selected from time to time by the Company pursuant to a Loan Request.  Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the proposed Business Day of borrowing if the Company is requesting to borrow the Loan, or (ii) the date of renewal of or conversion to the LIBOR Option if the Company is renewing or converting to the LIBOR Option with respect to an outstanding Loan.  Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) the Company shall not select, convert to, or renew an Interest Period for any Loan that would end after the expiration or maturity date of the relevant Facility or require that the balance subject to the LIBOR Option be repaid prior to the last day of the Interest Period in order to pay any installment of principal, and (C) the Company may not select any Interest Period for a Loan under any Facility if, after giving effect to such selection, the aggregate principal amount of all Loans thereunder, having Interest Periods ending after any date on which an installment on a Loan or portion of a commitment under such Facility is scheduled to be repaid or reduced, would exceed the aggregate principal amount of the Facility scheduled or permitted to be outstanding after giving effect to such repayment or reduction.  Each Interest Period for a Loan occurring after the initial Interest Period therefor shall commence on the day on which the immediately preceding Interest Period expires.

“Interest Rate Hedge” means any interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreement.

“Interest Rate Option” means the Company’s option to have Loans under a Facility bear interest at the LIBOR Option, LIBOR Index Option, or Quoted Rate Option, in each case pursuant to and as permitted by the terms of the applicable Note.

“IRS” means the Internal Revenue Service.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, consent, authorization, approval, lien or award of or by, or any settlement agreement with, any Official Body.

“Lender” is defined in the preamble to this Agreement.

“Lender Equities” is defined in Section 6.2(a).

“Lending Parties” means, collectively, Lender and Cash Management Provider.

“Lending Party” means, individually, Lender or Cash Management Provider.

“LIBOR Index Option” means the option of the Company to have Loans bear interest at the LIBOR Index Rate.

“LIBOR Index Rate” means a rate (rounded upward to the nearest 1/100th and adjusted for reserves required on “Eurocurrency Liabilities” (as hereinafter defined) for banks subject to “FRB Regulation D” (as hereinafter defined) or required by any other federal law or regulation) per annum equal at all times to the LIBOR Index Spread plus the rate reported at 11:00 a.m. London time for the offering of one (1)-month U.S. dollars deposits, by Bloomberg Information Services (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined

Annex A -5

by Agent from time to time, for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market) on the first “U.S. Banking Day” (as hereinafter defined) in each week, with such rate to change weekly on such day. The rate shall be reset automatically, without the necessity of notice being provided to the Company or any other party, on the first “U.S. Banking Day” of each succeeding week, and each change in the rate shall be applicable to all balances subject to this option. Information about the then-current rate shall be made available upon telephonic request.  For purposes hereof: (1) “U.S. Banking Day” shall mean a day on which Agent is open for business and banks are open for business in New York, New York; (2) “Eurocurrency Liabilities” shall have the meaning as set forth in “FRB Regulation D”; and (3) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

“LIBOR Index Spread” shall have the meaning set forth in the applicable Note.

“LIBOR Option” means the option of the Company to have Loans bear interest at the LIBOR Rate.

“LIBOR Rate” means, with respect to the Loans to which the LIBOR Option applies for any Interest Period, a fixed annual rate equal to the LIBOR Rate Spread plus (i) the rate of interest determined by Agent at which deposits in U.S. dollars for the relevant Interest Period are offered based on information published by Bloomberg Information Services (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by Agent from time to time, for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as of 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period, divided by (ii) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) which are required to be maintained by a member bank of the Federal Reserve System (including, basic, supplemental, marginal, and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Official Body having jurisdiction with respect thereto, as now and from time to time in effect) (as in effect on any day, the “LIBOR Reserve Percentage”); such rate to be rounded upward to the next whole multiple of 0.01 percent.  The LIBOR Rate may also be expressed by the following formula:

London interbank offered rates presented by
LIBOR Rate                           =        Reuters Screen LIBOR01 page or appropriate substitute
1.00 - LIBOR Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date.  Agent shall provide notice to the Company of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive and binding upon the Company absent manifest error.

“LIBOR Rate Spread” shall have the meaning set forth in the applicable Note.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest (including a purchase money security interest), charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

Annex A -6

“Loan” means, unless the context indicates otherwise, each Loan as such term is defined in each Note.

“Loan Documents” means this Agreement and each Note, Interest Rate Hedge, and each other agreement, guaranty, security agreement, pledge, mortgage, deed of trust, instrument, agreement, certificate, application, invoice and document executed or delivered in connection herewith or therewith.

“Loan Request” has the meaning set forth in each Note.

“Local Net Worth” means, with respect to any Person as of any date of determination, the sum of total assets minus total liabilities minus investments in any other Person not consolidated for financial reporting purposes (as determined in accordance with GAAP consistently applied).

“Material Adverse Change” means any set of circumstances or events which (i) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (ii) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations, or prospects of the Company taken as a whole, (iii) impairs materially or could reasonably be expected to impair materially the ability of the Company taken as a whole to duly and punctually pay or perform any of the Obligations, or (iv) impairs materially or could reasonably be expected to impair materially the ability of Agent or any Lending Party, to the extent permitted, to enforce its legal remedies pursuant to this Agreement or any other Loan Document, and the same has not been caused by the action or inaction of Agent or any Lending Party.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Company or any ERISA Affiliate is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

“Note” means each promissory note issued in connection with this Agreement at any time.

“Obligations” means all obligations, indebtedness, and liabilities to Lender, Cash Management Provider or any Subsidiary or Affiliate of Lender or Cash Management Provider, of any nature whatsoever arising at any time and from time to time including those arising under this Agreement, any Note, or any other Loan Document and including those arising under Interest Rate Hedges, Swap Obligations or agreements governing other financial services or products (including cash management services) provided by Lender, Agent or one of their Subsidiaries or Affiliates to the Company.

“Official Body” means the government of the United States of America or any other nation or tribe, or of any political subdivision thereof, whether state, local, tribal or territorial, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government and any group or body charged with setting financial accounting or regulatory capital rules or standards (including  the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Operating Lease” means, with respect to any Person, any leasing or similar arrangement of such Person for the lease or use of any equipment or other personal property assets for a period in excess of one year, which, in conformity with GAAP, would not be characterized as a Capital Lease.

“Organizational Documents” means (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any

Annex A -7

non-U.S. jurisdiction), (ii) with respect to any limited liability company, the certificate of formation or articles of organization and the operating agreement or limited liability company agreement and (iii) with respect to any partnership, cooperative, joint venture, trust or other form of business entity, the partnership, cooperative, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Official Body in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, any Note, or any other Loan Document.

“Payment in Full” means the completion of the transactions hereunder and the indefeasible payment in full in cash of all Obligations hereunder and the termination of all commitments hereunder.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A or Title IV of ERISA or any successor.

“Permitted Indebtedness” is defined in Section 7.1.

“Permitted Liens” is defined in Section 7.2.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Personal Property Collateral” is defined in Section 6.3.

“Plan” means at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which the Company or any ERISA Affiliate is (or if such plan were terminated, would under 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(S) of ERISA.

“Properties” is defined in Section 5.12(a).

“Protective Advance” is defined in Section 2.2(d).

“Quoted Rate” means a fixed rate per annum quoted to the Company by Agent to be applicable for a period determined by Agent, in its sole discretion in each instance.

“Quoted Rate Option” means the option of the Company to have Loans bear interest at the Quoted Rate.

“Real Property Collateral” is defined in Section 6.3.

“Related Parties” is defined in Section 10.1.

“Related Party” is defined in Section 10.1.

“Relief Proceeding” is defined in Section 9.1(l).

Annex A -8

“Repurchase Agreement” means an agreement between the Company or any Subsidiary and a counterparty pursuant to which the Company or any Subsidiary agrees to repurchase from such counterparty on a future date any commodity sold by the Company or any Subsidiary to such counterparty.

“Revolving Term Commitment” shall have the meaning set forth in the Revolving Term Note.

“Revolving Term Facility” is defined in Section 2.1.

“Revolving Term Facility Expiration Date” shall have the meaning set forth in the Revolving Term Note.

“Revolving Term Facility Usage” means, as of the date of determination, the aggregate principal amount of all outstanding Revolving Term Loans.

“Revolving Term Loan” is defined in Section 2.2(a).

“Revolving Term Note” is defined in Section 2.2(b).

“Statements” is defined in Section 5.5.

“Subsidiary” means a corporation, trust, partnership, limited liability company, or other business entity (a) of which shares of stock or similar interests having ordinary voting power to elect a majority of the board of directors, trustees, or other managers of such entity (regardless of any contingency which does or may suspend or dilute the voting rights) are owned or controlled, directly or indirectly, by the Company or one of its Subsidiaries, or (b) which is directly or indirectly controlled or capable of being controlled by the Company or one or more of the Company’s Subsidiaries.

“Subordinated Debt” means any and all indebtedness, liabilities or obligations owing from the Company to (i) Bunge pursuant to that certain Subordinated Term Loan Note dated as of June 23, 2014 from the Company payable to the order of Bunge in the original principal amount of $19,517,136.99 and having an unpaid remaining principal balance which does not exceed $19,517,136.99 (plus any interest which is capitalized after the Closing Date), and having a maturity date of July 1, 2023 or later and (ii) ICM pursuant to that certain Negotiable Subordinated Term Loan Note dated as of June 23, 2014 from the Company payable to the order of ICM in the original principal amount of $6,726,757.85 and having an unpaid remaining principal balance which does not exceed $6,726,757.85 (plus any interest which is capitalized after the Closing Date), and having a maturity date of July 1, 2023 or later, in each case, as the same has been or may hereafter be amended, modified, supplemented or restated from time to time or any note or notes issued in replacement or renewal thereof.

“Swap Obligation” shall mean, with respect to any Company, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” is defined in Section 2.1.

“Term Loan Availability Expiration Date” shall have the meaning set forth in the Term Note.

Annex A -9

“Term Note” is defined in Section 2.1(a).

“Title Policy” is defined in Section 4.1(a)(viii).

“Voting Stock” means, with respect to any corporation, partnership, limited liability company, cooperative or other entity, any Capital Stock of or in such corporation, limited liability company, partnership, cooperative or other entity whose holders are entitled under ordinary circumstances to vote for the election of directors (or Persons performing similar functions) of such corporation, limited liability company, partnership, cooperative or other entity (irrespective of whether at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Working Capital” means, with respect to any Person as of any date of determination, the excess of current assets over current liabilities (as determined in accordance with GAAP consistently applied).  For purposes of determining the current assets, any amount available under the Revolving Term Facility (less the amount that would be considered a current liability under GAAP if fully advanced) may be included.

B.           Rules of Construction.  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular (and vice versa), the plural, the part and the whole, and the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule, and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any document, instrument, or agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, means such document, instrument, or agreement as amended, restated, replaced, refinanced, supplemented, substituted, increased, extended, superseded, or otherwise modified from time to time; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including;” (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (viii) section headings herein and in each other Loan Document are included for convenience only and shall not affect the interpretation of this Agreement or such Loan Document; (ix) references to any Loan Document or any other document, instrument, or agreement is deemed to include a reference to all annexes, schedules, and exhibits thereto, and (x) unless otherwise specified, all references herein to times of day shall be references to prevailing Mountain Time.

C.           Accounting Principles.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Article 8 (and all defined terms used in the definition of any accounting term used in such Article) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Statements referred to in Article 5.  In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Article 8, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance

Annex A -10

with the Company’s financial statements at that time, provided that, until so amended, such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein.

Annex A -11

ANNEX B

Real Property Collateral

TRACT A:

A parcel of land being a portion of the East One Half of Section 31, Township 74 North, Range 43 West of the Fifth Principal Meridian, Pottawattamie County, Iowa, more fully described as follows:

Beginning at the North quarter corner of said Sec. 31; thence along the North line of said Sec. 31, South 88 Degrees, 17 Minutes 16 Seconds East, 2270.71 feet to a point on the Westerly right-of-way line of Interstate 29: thence along said Westerly right-of-way line, the following seven (7) courses:

1. South 00 Degrees 45 Minutes 10 Seconds West, 468.19 feet;
2. South 00 Degrees 41 Minutes 04 Seconds East, 200.06 feet;
3. South 00 Degrees 44 Minutes 56 Seconds West, 1964.84 feet;
4. South 00 Degrees 45 Minutes 02 Seconds West, 1635.16 feet;
5. South 01 Degree 13 Minutes 56 Seconds West, 593.52 feet;
6. South 00 Degrees 07 Minutes 12 Seconds East, 353.62 feet;
7. South 01 Degree 49 Minutes 08 Seconds West, 50.00 feet to a point on the Southerly line of said Sec. 31;

thence along said Southerly line, North 88 Degrees 10 Minutes 52 Seconds West, 2276.52 feet to the South quarter corner of said Sec. 31; thence along the North-South centerline of said Sec. 31, North 00 Degrees 45 Minutes 27 Seconds East, 2629.84 feet to the center of said Sec. 31, thence continuing along said North-South centerline, North 00 Degrees 46 Minutes 14 Seconds East, 2631.10 feet to the point of beginning;

EXCEPT that portion described as Parcel "A" of the NW 1/4 of the NE 1/4 of Section 31, Township 74 North, Range 43 as depicted in the Plat of Survey filed in Book 2007, Page 013866, of the Records of Pottawattamie County, Iowa, contained therein;

AND Together with the benefits of that certain Construction and Access Easement filed May 23, 2008, as instrument number 2008-007519, of the Records of Pottawattamie County, Iowa;

AND Together with the benefits and subject to the burdens of that certain Easement for Railroad Trackage filed March 28, 2007, in Book 2007, Page 005108, of the Records of Pottawattamie County, Iowa;

AND Together with the benefits and subject to the burdens of that certain Easement for Railroad Trackage filed March 28, 2007, in Book 2007, Page 005109, of the Records of Pottawattamie County, Iowa;

AND Together with the benefits and subject to the burdens of that certain Operating Easement Agreement filed March 28, 2007, in Book 2007, Page 005110, of the Records of Pottawattamie County, Iowa;

AND Together with the benefits and subject to the burdens of that certain Pipeline Easement filed March 28, 2007, in Book 2007, Page 005111, of the Records of Pottawattamie County, Iowa;

AND Together with the benefits and subject to the burdens of that certain Easement Agreement filed August 23, 2007, in Book 2007, Page 013637, of the Records of Pottawattamie County, Iowa.

Annex B -1

TRACT B-1:

Parcel "A" of the SW1/4 SE1/4 of Section 19, Township 74 North, Range 43 West of the 5 Principal Meridian, Pottawattamie
County, Iowa, being more fully described as follows:  Commencing at the NW corner of said SW1/4 SE1/4; thence along the North line of said SW1/4 SE1/4, South 88 Degrees 15 Minutes 27 Seconds East a distance of 113.56 feet to the true point of beginning; thence continuing along said North line South 88 Degrees 15 Minutes 27 Seconds East a distance of 200 feet; thence South 12 Degrees 06 Minutes 23 Seconds East a distance of 549.14 feet; thence South 77 Degrees 46 Minutes 56 Seconds West a distance of 204.39 feet; thence South 68 Degrees 35 Minutes 49 Seconds West a distance of 105.34 feet to a point on the East right of way line of Mosquito Creek Drainage District No. 22; thence along said East right of way line, North 01 Degree 34 Minutes 53 Seconds West a distance of 624.94 feet to the true point of beginning;

Together with the rights of ingress and egress as disclosed by that certain Easement for Railroad Trackage filed March 28, 2007, in Book 2007, Page 005109, of the Records of Pottawattamie County, Iowa.

TRACT B-2:

A tract of land located in the SW1/4 SE1/4 in Section 18, Township 74 North, Range 43 West of the 5th Principal Meridian, Pottawattamie County, Iowa, more fully described as follows:  Commencing at the SE corner of said Sec. 18; thence South 89 Degrees 44 Minutes 04 Seconds West along the South line of said Sec. 18 a distance of 1,573.21 feet to the point of beginning; thence continuing South 89 Degrees 44 Minutes 04 Seconds West along the South line of said Sec. 18 a distance of 242.14 feet to a point on the Easterly right of way line of Mosquito Creek Drainage District No. 22; thence North 31 Degrees 26 Minutes 27 Seconds East along said Easterly right of way line a distance of 317.26 feet; thence South 58 Degrees 33 Minutes 33 Seconds East a distance of 206.00 feet; thence South 31 Degrees 26 Minutes 27 Seconds West and parallel to said Easterly right of way line a distance of 190.00 feet to the point of beginning;

Together with the rights of ingress and egress as disclosed by that certain Easement for Railroad Trackage filed March 28, 2007, in Book 2007, Page 005108, of the Records of Pottawattamie County, Iowa.

Annex B -2

SCHEDULE 5.2

Subsidiaries

This is Schedule 5.2 to that certain Credit Agreement dated June 24, 2014 between Southwest Iowa Renewable Energy, LLC, Farm Credit Services of America, FLCA and CoBank, ACB (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”).  Capitalized terms defined in the Credit Agreement and not defined in this Schedule 5.2 shall have the respective meanings ascribed to them by the Credit Agreement.

Legal Name of the Company	Jurisdiction of organization and type of entity [for example, Delaware limited liability company, Colorado corporation, etc.]
Southwest Iowa Renewable Energy, LLC	Iowa limited liability company

Legal Name of Subsidiary	Is the Subsidiary a Guarantor? [Yes or No]	Jurisdiction of organization and type of entity
None

SCHEDULE 6.12(b)

Collateral Assignments of Material Agreements

Steam Service Contract dated January 22, 2007
Distillers Grain Purchase Agreement dated October 13, 2006
Grain Feedstock Agency Agreement dated October 13, 2006
Carbon Dioxide Purchase and Sale Agreement dated April 2, 2013
Non-exclusive CO2 Facility Site Lease Agreement dated April 2, 2013
Ethanol Purchase Agreement dated January 1, 2012
Co-Location Agreement dated May 30, 2014

SCHEDULE 7.1(e)

Existing Indebtedness of the Company

None

SCHEDULE 7.2(j)

Existing Liens of the Company

None